Exhibit 23.3

CONSENT TO BE NAMED IN REGISTRATION STATEMENT

The undersigned hereby consents to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Solaris Oilfield Infrastructure Inc. Long Term Incentive Plan of the references to our firm in the form and context in which they appear in the Registration Statement on Form S-1, filed with the Securities and Exchange Commission on March 15, 2017, and the related prospectus that is a part thereof. We hereby further consent to the incorporation by reference in the Registration Statement on Form S-8 of information contained in our “Hydraulic Fracturing Market 2005-2017” report published in the fourth quarter 2016, as included in the Registration Statement on Form S-1.

Spears & Associates

/s/ Katie Bewley

Name: Katie Bewley
Title: Director of Client Relations

May 16, 2017